Exhibit 5.1
                                                                     -----------

              [Letterhead of Jenkens & Gilchrist Parker Chapin LLP]

                                  July 10, 2002

MedSource Technologies, Inc.
110 Cheshire Lane, Suite 100
Minneapolis, Minnesota  55305

Gentlemen:

     We have acted as counsel to MedSource Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") covering (i) 4,409,292 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), authorized for issuance under the Company's 1999 Stock Plan (the "Stock Plan"), (ii) 500,000 shares of Common Stock authorized for issuance under the Company's 2001 Employee Stock Purchase Plan (together with the Stock Plan, the "Company Plans") and (iii) 210,669 shares of Common Stock issuable pursuant to outstanding options under the 1998 ACT Medical Stock Plan as assumed by the Company upon the Company's acquisition of ACT Medical, Inc. (the "Assumed Plan"). The shares of Common Stock referred to in the preceding clauses (i) and
(ii) are referred to as the "Company Plan Shares" and the shares of Common Stock referred to in the preceding clause (iii) are referred to as the "Assumed Plan Shares."

     In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Registration Statement and the Company's restated certificate of incorporation and amended and restated by-laws. We also have reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company Plan Shares have been duly authorized and, if and when issued and sold as contemplated by the applicable Company Plan will be validly issued, fully paid and nonassessable.

     2. The Assumed Plan Shares have been duly authorized and, if and when issued and sold as contemplated by the Assumed Plan will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange

Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

     This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

                                       Very truly yours,


                                       /s/ Jenkens & Gilchrist Parker Chapin LLP
                                       Jenkens & Gilchrist Parker Chapin LLP